Exhibit 99.3 Reconciliation of Adjusted income from continuing operations

	As reported Quarter Ended March 31, 2017	Adjustments	As adjusted Quarter Ended March 31, 2017	As reported Quarter Ended December 31, 2016	Adjustments	As adjusted Quarter Ended December 31, 2016	As reported Quarter Ended March 31, 2016	Adjustments	As adjusted Quarter Ended March 31, 2016

Net sales	$610.9		$610.9	$550.0		$550.0	$504.6		$504.6
Operating costs and expenses:
Cost of sales	455.0		455.0	422.8		422.8	415.5		415.5
Depreciation and amortization	30.6		30.6	26.8		26.8	27.9		27.9
Selling and administrative	48.6		48.6	47.8		47.8	42.3		42.3
(Gain) loss on sale or impairment of long-lived assets, net	0.6	(0.6)	—	(9.4)	9.4	—	—		—
Other operating credits and charges, net	3.4	(3.4)	—	6.0	(6.0)	—	—		—
Total operating costs and expenses	538.2		534.2	494.0		497.4	485.7		485.7
Income from operations	72.7		76.7	56.0		52.6	18.9		18.9
Non-operating income (expense):
Interest expense, net of capitalized interest	(5.0)	—	(5.0)	(5.8)	0.3	(5.5)	(8.0)		(8.0)
Investment income	2.0		2.0	1.8		1.8	1.8		1.8
Other non-operating items	(0.3)		(0.3)	(3.4)	4.1	0.7	0.5		0.5
Total non-operating income (expense)	(3.3)		(3.3)	(7.4)		(3.0)	(5.7)		(5.7)
Income from continuing operations before taxes and equity in income of unconsolidated affiliates	69.4		73.4	48.6		49.6	13.2		13.2
Provision for income taxes	15.5	(15.5)	—	6.7	(6.7)	—	4.4	(4.4)	—
"Normalized" tax rate @ 35%	—	26.1	26.1	—	17.6	17.6	—	5.1	5.1
Equity in income of unconsolidated affiliates	(1.1)		(1.1)	(0.8)	—	(0.8)	(1.5)		(1.5)
Income from continuing operations	55.0		48.4	42.7		32.8	10.3		9.6
Loss from discontinued operations before taxes	—		—	(0.8)		(0.8)	—		—
Benefit for income taxes	—		—	(0.3)		(0.3)			—
Loss from discontinued operations	—		—	(0.5)		(0.5)	—		—
Net income	$55.0		$48.4	$42.2		$32.3	$10.3		$9.6

Net income per share of common stock (basic):
Income from continuing operations	$0.38		$0.34	$0.30		$0.23	$0.07		$0.07
Loss from discontinued operations	—		—	(0.01)		—	—		—
Net income per share - basic	$0.38		$0.34	$0.29		$0.23	$0.07		$0.07

Net income per share of common stock (diluted):
Income from continuing operations	$0.38		$0.33	$0.29		$0.23	$0.07		$0.07
Loss from discontinued operations	—		—	—		—	—		—
Net income per share - diluted	$0.38		$0.33	$0.29		$0.23	$0.07		$0.07

Average shares of stock outstanding - basic	144.2		144.2	143.7		143.7	142.9		142.9
Average shares of stock outstanding - diluted	145.9		145.9	145.5		145.5	145.2		145.2